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                                                                    EXHIBIT 10.7

                                SUPPLY AGREEMENT


         THIS SUPPLY AGREEMENT (the "Agreement") is entered into as of this 30th day of March 2004 by and between Odimo Incorporated, a Delaware corporation (the "Company"), and SDG Marketing, Inc. ("SDG").

                                    RECITALS

         WHEREAS, SDG is engaged in the business of cutting, manufacturing and trading diamonds and jewelry; and

         WHEREAS, the Company is, among other things, engaged in the retail sale of diamonds and jewelry via the Internet; and

         WHEREAS, the Company and SDG wish to establish the terms and conditions upon which SDG will sell diamonds and jewelry to the Company.

         NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         1.1 "AFFILIATE" means, with respect to either party to this Agreement, a business entity controlling, controlled by or under common control with such party, directly or indirectly.

         1.2 "GEMSTONES" mean diamonds, emeralds, rubies and sapphires meeting the quality and dimensional standards required by the Company.

         1.3 "INVENTORY" shall mean collectively all Loose Diamonds and Jewelry supplied to the Company by SDG.

         1.4 "JEWELRY" shall mean jewelry consisting of Gemstones and/or Precious Metals and manufactured by SDG or its Affiliate.

         1.5 "LOOSE DIAMONDS" shall mean loose stone diamonds accompanied by a GIA certificate and supplied by SDG.

         1.6 "PRECIOUS METALS" mean gold and platinum.

2.       SDG'S SUPPLY OBLIGATIONS

         2.1 MINIMUM SUPPLY REQUIREMENTS FOR LOOSE DIAMONDS. SDG will supply the Company with Loose Diamonds, based on the information contained in the Company's Projected Needs Report (as defined in Section 5.1(b) below), as follows:

                  (a) Within a reasonable period of time following the date hereof, SDG will supply the Company with that amount of Loose Diamonds such that the Company maintains through November 2004 Loose Diamonds with a minimum aggregate value (based on cash market pricing) of at least Four Million Dollars ($4,000,000);


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                  (b) Within a reasonable period of time following January 1,
2005, SDG will supply the Company with that amount of Loose Diamonds such that the Company maintains through November 2005 Loose Diamonds with a minimum aggregate value (based on cash market pricing) of at least Five Million Dollars ($5,000,000); and

                  (c) Within a reasonable period of time following January 1, 2006, SDG will supply the Company with that amount of Loose Diamonds such that the Company maintains through November 2006 Loose Diamonds with a minimum aggregate value (based on cash market pricing) of at least Six Million Dollars ($6,000,000).

         2.2 INSPECTION AND APPROVAL. The Inventory will be inspected and approved by the Company.

         2.3 STOCK BALANCING AND RETURNS. SDG shall comply with reasonable Inventory stock balancing requests from the Company based on changes in market conditions and consumer needs. The Company will be permitted to return to SDG any Loose Stone.

3.       PRICES AND COSTS; PAYMENT TERMS

         3.1 PRICES AND COSTS. Prices for all Inventory items purchased from SDG will be cash market prices in effect at the time the order is placed. The Company shall be responsible for all costs associated with customs, clearance, duties or similar taxes.

         3.2 PAYMENT TERMS. Payment for Inventory shall be due from the Company within 180 days of delivery.

         3.3 RISK OF LOSS. Unless otherwise agreed, risk of loss to the Inventory shall pass to the Company upon delivery of the Inventory to the Company, except such loss or damage resulting from any negligent act of SDG or its agents. If requested by the Company, SDG shall provide the Company with a certificate of insurance naming the Company as loss payee on any insurance policy covering the Inventory whereby any losses shall be paid to the Company and the insured as their interest may appear.

4.       RIGHT OF FIRST REFUSAL

         In addition to the Minimum Supply Requirements set forth in Section 1.1 above, the Company hereby grants to SDG the right of first refusal to supply to the Company additional diamonds and jewelry.

5.       INFORMATION FROM THE COMPANY AND SDG RESPONSE TIME.

         5.1 WEEKLY INFORMATION. On a weekly basis, the Company shall provide to SDG information that is readily ascertainable by the Company regarding the Company's sales of: (i) the Inventory; and (ii) diamonds and jewelry supplied by parties other than SDG.

         5.2 QUARTERLY INFORMATION. The Company and representatives from SDG shall meet once each quarter (the "Quarterly Meeting") and at such meeting the Company shall provide to SDG information regarding the Company's projected needs for diamonds and jewelry with respect to quantity, competitive market pricing, quality and delivery requirements by category (the "Projected Needs Report"). The Projected Needs Report shall be based on the Company's historical and future expectations of sales by the Company of diamonds and diamond jewelry.


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(1)      SDG RESPONSE TO PROJECTED NEEDS REPORT. SDG shall have a reasonable period of time after each Quarterly Meeting, based on industry standards, to inform the Company of its intention to provide the Company with diamonds and diamond jewelry based on the Projected Needs Report. The Company shall provide to SDG purchase orders for all items from the Projected Needs Report which SDG agrees to provide (the "Purchase Orders"). The Company acknowledges that delivery times for diamonds and jewelry may range between 3 and 10 weeks from the date SDG receives the Purchase Orders, depending on upcoming SDG sites, cutting and certification requirements and manufacturing requirements, as the case may be, unless SDG notifies the Company that such Inventory item is "in production."

         5.3 REPLENISHMENT. If the Company deems it desirable to replenish any Inventory which has been sold ("Replenished Products") prior to the Quarterly Meeting, the Company shall offer the right of first refusal to SDG to provide the Replenished Products at competitive market pricing and on such other terms as mutually agreed upon by the parties.

6.       SEARCH CRITERIA FOR DIAMONDS OFFERED BY THE COMPANY.

         Through the Company's websites, the Company offers its users the opportunity to search for loose stone diamonds based on color, cut, clarity, approximate carat weight and retail price (collectively, the "Search Criteria"). The Company has and will continue to use its best efforts to ensure that persons who use the Search Criteria will first be shown offerings of those certain loose stone diamonds provided to the Company by SDG pursuant to Section 1 of this Agreement or otherwise, and which are in the possession of the Company (the "SDG Offerings"). The Company intends to work with SDG to increase the amount of loose stone diamond offerings that are SDG Offerings. However, if a customer on the Company's websites chooses to purchase a particular loose stone diamond that is not a SDG Offering, then the Company shall be free to sell this selection to such customer.

7.       LOOSE STONE DIAMONDS NOT OFFERED ON THE COMPANY'S WEBSITES.

         Within 24 hours of the Company receiving a request from a customer for a loose stone diamond which is not offered on the Company's websites (a "Non-Website Diamond"), the Company shall provide SDG with the information regarding its need for the Non-Website Diamond, which information shall include cut, clarity, color and approximate carat weight and delivery needs. SDG shall have 24 hours to inform the Company of its intent to provide the Company with the Non-Website Diamond or a similar diamond, provided howeer, that such diamond will be provided by SDG at cash market pricing. The Company and SDG acknowledge that time is of the essence when fulfilling a customer request for a Non-Website Diamond.

8.       AUDIT RIGHTS

         Each of the parties hereto shall have the right, upon reasonable notice to the other, to review the books and records of each party to ensure their compliance with the terms of this Agreement.

9.       MISCELLANEOUS

         9.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York without regard to principles of conflict of laws.

         9.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by the SDG or the Company without the prior written consent of the other; provided, however, that SDG may assign its rights and delegate its




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obligations hereunder, in whole or in part; provided, further, that any such assignee agrees to be bound by the provisions of this Agreement. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

         9.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, including the Amended Registration Rights Agreement and the Amended Stockholders' Agreement, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

         9.4 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         9.5 AMENDMENT AND WAIVER. This Agreement may be amended or modified only upon the written consent of the parties hereto. The obligations and rights of the parties may be waived only by a writing signed by such party.

         9.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind of character on any party's part of any breach, default or noncompliance under this Agreement, or any waiver on such party's part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

         9.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties at the address set forth on the signature page hereto or at such other address as the parties may designate.

         9.8 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         9.10 EXPENSES. The Company and the SDG shall each pay its respective costs and expenses that they incur with respect to the negotiation, execution, delivery and performance of this Agreement and all of the transactions contemplated herein.

         9.11 SPECIFIC ENFORCEMENT. Any party shall be entitled to specific enforcement of its rights under this Agreement. Each party acknowledges that money damages would be an inadequate remedy for its breach of this Agreement and consents to an action for specific performance or other injunctive relief in the event of any such breach.




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         9.12 ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.


ODIMO INCORPORATED,                       SDG MARKETING, INC.
a Delaware corporation


By: /s/ Alan Lipton                       By: /s/ Pavlo Protopapa
    ----------------------------------        ----------------------------------
Name: Alan Lipton                         Name: Pavlo Protopapa
Title: President                          Title: Attorney in Fact







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